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                                                                    Exhibit 23.4


               Consent of Independent Certified Public Accountants


          We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Omnicare, Inc. for the registration of approximately 85,243 shares of its common stock and to the incorporation by reference therein of our report dated March 6, 1998, with respect to the consolidated financial statements of CompScript, Inc., included in Omnicare, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP
-------------------------
Ernst & Young LLP


West Palm Beach, Florida
June 15, 1999